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                                                                    EXHIBIT 99.1

[UAI LOGO]

UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
11859 S. CENTRAL AVENUE
ALSIP, IL  60803

         For more information, contact:

         Robert W. Zimmer
         Universal Automotive Industries, Inc.
         708-293-4050 ext. 227


                UNIVERSAL AUTOMOTIVE SEEKS CHAPTER 11 PROTECTION

         ALSIP, ILLINOIS - MAY 27, 2005 -- UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. (UVSL.PK) today announced that it has filed a petition for protection under Chapter 11 of Title 11 of the US Bankruptcy Code in the US Bankruptcy Court for the District of New Jersey, together with its wholly owned subsidiaries, Universal Automotive, Inc., Universal Automotive of Virginia, Inc. and The Automotive Commodity Connection, Inc. Universal and its subsidiaries will be petitioning for debtor in possession financing to be provided by its principal secured lender, Wachovia Capital Finance Corporation (formerly known as Congress Financial Corporation). The financing will be sought to enable Universal to wind down its operations through either a sale of its operating assets or possibly a liquidation.

         According to David Cesar, Chief Restructuring Officer of the Company, "It was necessary for the Company to seek bankruptcy protection to continue its operations and seek to maximize value for its creditors and shareholders. All our facilities are currently open for business, and our employees are continuing to assist our customers and ship inventory. We are in discussion with a prospective buyer who, if they purchase the Company's business, could continue to serve customers and preserve jobs. We will know more about the course of the Company's operations in the next several weeks. We would particularly like to thank our valued employees for their dedication during these times."